Exhibit 99.1

Payless ShoeSource Announces Diluted Earnings Per Share Increased 66% in the
Second Quarter of Fiscal 2006

          TOPEKA, Kan., Aug. 23 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the second quarter of fiscal 2006, which ended July 29, 2006, diluted earnings per share increased to $0.48 from $0.29 during the second quarter of fiscal 2005. The Company recorded net earnings of $32.5 million during the second quarter 2006 compared with $19.9 million during the second quarter 2005.

          Second quarter and year-to-date results include expenses relating to the Company’s adoption of SFAS 123(R), “Share Based Payment,” effective at the beginning of fiscal 2006.  The incremental impact of SFAS 123(R) on net earnings for the second quarter 2006 was approximately $2 million pre-tax, or ($0.02) per diluted share.  For the first six months of fiscal 2006, the incremental impact of SFAS 123(R) was approximately $4 million pre-tax, or ($0.04) per diluted share.  The Company currently estimates that the incremental impact of SFAS 123(R) on full year results for fiscal 2006 will be approximately $8 million pre-tax, or ($0.08) per diluted share.

          During the first six months of 2006, net earnings were $68.5 million and diluted earnings per share were $1.01. This compares with net earnings of $50.1 million and diluted earnings per share of $0.74, in the first six months of 2005, a 36 percent increase in diluted earnings per share year-to-date.

          Same-store sales increased 2.2 percent during the second quarter 2006. Company sales during the second quarter 2006 totaled $706.4 million, a 1.8 percent increase from $693.9 million during the second quarter 2005.  Average unit retail for footwear increased by 12.3 percent, and footwear unit sales decreased by 8.3 percent relative to the same period last year.

          Sales during the first six months of 2006 totaled $1.40 billion, a 0.9 percent increase over the first six months of 2005.  During the first six months of 2006, same-store sales increased 1.3 percent.

          Gross margin was 34.5 percent of sales in the second quarter 2006 versus 33.9 percent in the second quarter 2005.  Merchandise margin improved 1.5 percent as a percent of sales, compared to second quarter 2005, driven primarily by favorable initial mark-on relative to last year, but partially offset by increases in markdowns in the quarter.  The improvement in merchandise margin was also partially offset by increases in occupancy costs compared to last year.  Gross margin as a percent of sales was also benefited 0.3 percent by a gain from insurance recoveries due to hurricanes.  During the first six months of 2006, gross margin was 35.7 percent of sales versus 34.5 percent in the first six months of 2005.

          Selling, general and administrative expenses were 27.5 percent of sales in the second quarter 2006 versus 29.0 percent in the second quarter 2005.  The decrease was driven primarily by the $7.9 million in management transition costs incurred last year, or 1.1 percent of sales in 2005, and the receipt of Visa Check/Mastermoney Antitrust settlement proceeds of $2.3 million, or 0.3 percent of sales in 2006, partially offset by increased advertising expenses during the second quarter.   During the first six months of 2006, selling, general and administrative expenses were 28.1 percent of sales versus 28.6 percent in the first six months of 2005.

          The Company’s effective income tax rate was 34.7 percent during the second quarter 2006.  For the full fiscal year 2006, the effective income tax rate is expected to be approximately 35 percent, excluding discrete events.

          CEO’s Comments
          “We are pleased with our earnings growth in the second quarter,” said Matthew E. Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc.  “The combination of low single digit same-store sales growth, gross margin expansion and prudent expense control demonstrates that these factors working in concert can drive earnings improvements in the future.  Our new product, store format and service initiatives are resonating with our consumer.”

          International
          The Company is committed to refining its international business strategy, and is very pleased with its growth and operating performance in Latin America.  In order to focus on additional opportunities for expansion in this region, the Company will exit retail operations in Japan, closing its one test location.  The exit of operations is planned to be substantially completed by the end of the third quarter of 2006.  Total exit costs are estimated to be between $2 and $3 million, with virtually all costs incurred in the third quarter of 2006.  Results of Japan retail operations for all periods will be reported as discontinued operations beginning with the third quarter of 2006.

          Balance Sheet
          The Company ended the second quarter 2006 with cash, cash equivalents and short-term investments of $443 million, an increase of $5 million over the cash, cash equivalents and short-term investment balance as of the end of fiscal 2005.

          Total inventories at the end of the second quarter 2006 were $351 million, compared to $362 million at the end of second quarter 2005.  Inventory per store at the end of the second quarter decreased by 2.2 percent compared to the same period last year.  The Company’s inventory is well positioned, with a low level of aged merchandise.

          Capital Expenditures
          Cash used for capital expenditures was $29.8 million during the second quarter 2006.  During fiscal year 2006, Payless expects capital expenditures to be approximately $120 million.

          Store Count
          In the second quarter 2006, the Company opened 10 new stores and closed 28, for a net decrease of 18 stores.  The Company also relocated 28 stores. The store count as of the end of the second quarter 2006 was 4,584. During fiscal year 2006, the Company intends to open approximately 70 new stores and close approximately 70, for no change in store count.  The Company also intends to relocate approximately 120 stores.

          Share Repurchase
          The Company’s capital allocation strategy is designed to fund both the necessary investments to improve the business and, when cash reserves are adequate, to use free cash flow to return more immediate value to shareowners.

          During the second quarter of 2006, the Company repurchased $30 million, or approximately 1.2 million shares of common stock under its stock repurchase program.  Under the indenture governing the Company’s 8.25% Senior Subordinated Notes, the Company may repurchase approximately an additional $36 million of common stock.  This limit will continue to adjust quarterly based on the Company’s net earnings.

          Fiscal 2006 Outlook
          Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of its merchandising strategies. The Company does not provide guidance for sales, earnings or margins.  However, the Company’s business model and strategy is designed to leverage its sales performance, and the goal is to achieve earnings per share growth in the mid-teens over time.

          Additional financial metrics for fiscal 2006 are expected to include:

--	Depreciation and amortization of approximately $90 - $95 million;
--	Cash used for capital expenditures are planned at $120 million; and,
--	Working capital should be approximately neutral, subject to normal seasonal fluctuations.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value.  As of the end of the second quarter 2006, the Company operated a total of 4,584 stores.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to such matters as anticipated financial performance, expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters.  Forward-looking statements are identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or variations of such words.  A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company’s suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas and application thereof; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; litigation, including intellectual property and employment litigation; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores; performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture, distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yuan and other currencies.  Please refer to the Company’s 2005 Annual Report on Form 10-K for the fiscal year ended January 28, 2006, or the Company’s Form 10-Q for the period ending April 29, 2006, for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

          NOTE REGARDING ATTACHMENTS:

--

The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company’s accounting policies as described in the Company’s 2005 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2005 Annual Report to Shareowners.  In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended

(Millions, except per share data)	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005

Net sales	$706.4	$693.9	$1,401.2	$1,389.1
Cost of sales	462.5	458.8	901.6	909.6
Gross margin	243.9	235.1	499.6	479.5
Selling, general and administrative expenses	194.4	200.9	394.1	397.6
Restructuring charges	0.3	—	0.3	0.7
Operating profit from continuing operations	49.2	34.2	105.2	81.2
Interest expense	4.5	5.0	9.4	9.9
Interest income	(5.2)	(2.6)	(10.0)	(4.3)
Earnings from continuing operations before income taxes and minority interest	49.9	31.8	105.8	75.6
Provision for income taxes	17.3	10.1	36.8	22.6
Earnings from continuing operations before minority interest	32.6	21.7	69.0	53.0
Minority interest, net of income taxes	(0.2)	0.1	(0.2)	0.5
Net earnings from continuing operations	32.4	21.8	68.8	53.5
Gain (loss) from discontinued operations, net of income taxes and minority interest	0.1	(1.9)	(0.3)	(3.4)
Net earnings	$32.5	$19.9	$68.5	$50.1
Basic earnings per share:
Earnings from continuing operations	$0.49	$0.32	$1.03	$0.79
Loss from discontinued operations	—	(0.03)	—	(0.05)
Basic earnings per share:	$0.49	$0.29	$1.03	$0.74
Diluted earnings per share
Earnings from continuing operations	$0.48	$0.32	$1.02	$0.79
Loss from discontinued operations	—	(0.03)	(0.01)	(0.05)
Diluted earnings per share	$0.48	$0.29	$1.01	$0.74
Basic weighted average shares outstanding	66.5	67.5	66.5	67.3
Diluted weighted average shares outstanding	67.6	68.0	67.6	67.4

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(dollars in millions)	JULY 29, 2006	JULY 30, 2005	JANUARY 28, 2006

ASSETS:
Current assets:
Cash and cash equivalents	$403.6	$307.8	$378.9
Short-term investments	39.0	53.2	59.0
Restricted cash	2.0	2.0	2.0
Inventories	350.9	361.9	333.0
Current deferred income taxes	20.1	22.4	20.2
Other current assets	65.0	56.8	59.8
Current assets of discontinued operations	1.1	2.9	1.6
Total current assets	881.7	807.0	854.5
Property and Equipment:
Land	7.7	7.7	7.7
Property, buildings and equipment	1,218.0	1,189.2	1,186.3
Accumulated depreciation and amortization	(833.7)	(797.9)	(807.9)
Property and equipment, net	392.0	399.0	386.1
Favorable leases, net	15.7	19.9	18.2
Deferred income taxes	29.4	35.1	27.5
Goodwill, net	5.9	5.9	5.9
Other assets	46.1	22.5	22.3
TOTAL ASSETS	$1,370.8	$1,289.4	$1,314.5
LIABILITIES AND SHAREOWNERS’ EQUITY:
Current liabilities:
Current maturities of debt	$0.9	$1.6	$0.4
Notes payable	2.0	2.0	2.0
Accounts payable	154.8	147.9	168.9
Accrued expenses	180.9	163.8	163.8
Current liabilities of discontinued operations	2.4	6.2	3.4
Total current liabilities	341.0	321.5	338.5
Long-term debt	201.7	204.3	204.2
Other liabilities	117.9	98.0	109.3
Minority interest	10.8	8.4	10.5
Shareowners’ equity	699.4	657.2	652.0
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$1,370.8	$1,289.4	$1,314.5

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year-to-date		Year ended January 28, 2006

(dollars in millions)	July 29, 2006	July 30, 2005

OPERATING ACTIVITIES:
Net earnings	$68.5	$50.1	$66.4
Loss from discontinued operations, net of income taxes and minority interest	0.3	3.4	3.7
Adjustments for non-cash items included in net earnings:
Cumulative effect of change in accounting principle, net of income taxes and minority interest	—	—	4.1
Loss on impairment and disposal of assets	4.8	5.2	9.8
Depreciation and amortization	44.9	46.0	90.5
Amortization of deferred financing costs	0.5	0.6	1.2
Share-based compensation expense	5.5	0.3	1.3
Deferred income taxes	1.1	0.9	13.7
Minority interest, net of income taxes	0.2	(0.5)	1.4
Income tax benefit from share-based compensation	0.4	0.8	6.5
Accretion of investments	(1.6)	(0.4)	(1.3)
Changes in working capital:
Inventories	(17.6)	(16.6)	13.4
Other current assets	(8.6)	(0.1)	(1.2)
Accounts payable	(15.1)	(11.4)	7.9
Accrued expenses	15.9	10.5	9.6
Other assets and liabilities, net	(1.2)	4.7	6.6
Net cash used in discontinued operations	(0.8)	(6.5)	(8.3)
Cash flow provided by operating activities	97.2	87.0	225.3
INVESTING ACTIVITIES:
Payments for capital expenditures	(52.8)	(35.3)	(64.4)
Proceeds from the sale of property and equipment	3.2	0.8	1.2
Restricted cash	—	1.0	1.0
Acquisition of intangible assets	(15.1)	—	—
Purchases of investments	(89.9)	(71.5)	(146.4)
Sales and maturities of investments	111.5	40.0	110.0
Cash flow used in investing activities	(43.1)	(65.0)	(98.6)
FINANCING ACTIVITIES:
Repayment of notes payable	—	(1.0)	(1.0)
Issuance of debt	—	1.3	1.2
Repayment of debt	(2.1)	—	(1.5)
Payment of deferred financing costs	(0.2)	—	—
Issuances of common stock	25.1	12.3	49.6
Purchases of common stock	(56.5)	(2.4)	(71.2)
Excess tax benefits from share-based compensation	4.0	—	—
Contributions by minority owners	1.2	0.5	0.9
Distributions to minority owners	(1.0)	—	—
Cash flow (used in) provided by financing activities	(29.5)	10.7	(22.0)
Effect of exchange rate changes on cash	0.1	1.8	0.9
Increase in cash and cash equivalents	24.7	34.5	105.6
Cash and cash equivalents, beginning of period	378.9	273.3	273.3
Cash and cash equivalents, end of period	$403.6	$307.8	$378.9

SOURCE  Payless ShoeSource, Inc.
           -0-                                                                                08/23/2006
           /CONTACT:  Ron Cooperman of Payless ShoeSource, +1-785-295-6026/
           /Company News On-Call:  http://www.prnewswire.com/comp/136152.html/
           /Web site:  http://www.paylessinfo.com /